Exhibit 99

        ADVANCED MARKETING SERVICES REPORTS FINANCIAL RESULTS FOR FY 2003



SAN DIEGO, California, May 22, 2003 / PR Newswire / - Advanced Marketing Services, Inc. (NYSE: MKT), a leading global provider of customized services to book retailers and publishers, today announced financial results for its fourth quarter and fiscal year ended March 31, 2003.

For the fourth quarter ended March 31, 2003, the Company had a net loss of $4.4 million, compared to net income of $3.0 million for the same period last year. For the fourth quarter, the Company had a net loss of $0.23 per fully diluted share, compared to earnings of $0.15 per fully diluted share a year earlier. Net sales for the fourth quarter of fiscal 2003 increased to $205.7 million, 16 percent greater than the $177.8 million reported for the prior year. Sales growth for the fourth quarter of fiscal 2003 was positively impacted by one extra month of sales from Publishers Group West (PGW), acquired in January 2002, and by increases from international subsidiaries and U.S. wholesale customers.

For the full year ended March 31, 2003, net income was $11.2 million, or $0.57 per fully diluted share, down from $23.1 million, or $1.16 per fully diluted share in fiscal year 2002. Net sales in fiscal year 2003 increased 21 percent to $911.6 million, up from $756.1 million in the prior fiscal year. Revenue increases can be attributed to an additional ten months of sales from PGW and higher sales from our domestic wholesale customers and international operations.

"We are disappointed with our financial results for both the fiscal fourth quarter and year-end for fiscal 2003," said Michael M. Nicita, President and Chief Executive Officer. "Our higher costs during the year revolved around both a generally weak sales environment and systems implementation issues, resulting in higher-than-expected labor, freight, inventory and consulting costs. We have recently seen some evidence of strengthening sales and our systems are performing up to expectation as we move to finish our implementation within the next few months. Additionally, we have an opportunity to begin to reduce costs in our current fiscal year."

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FULL YEAR FINANCIAL RESULTS

Gross margin for the year ended March 31, 2003 increased to 16.1 percent, compared with 15.7 percent for the prior year. The Company's total distribution and administrative expenses for fiscal 2003 increased to 14.2 percent of sales, up from 10.7 percent for fiscal 2002. The increase can be attributed primarily to costs associated with our system implementation, which include higher freight and labor costs at our distribution centers, consulting costs, depreciation expense as well as an extra ten months of PGW results which have a higher fixed cost percent associated with a field sales force. Return rates for fiscal 2003 increased to 26 percent of sales compared to 22 percent last year.


FOURTH QUARTER FINANCIAL RESULTS

Gross margin for the fourth quarter of fiscal 2003 was 14.4 percent, compared with 16.0 percent for the prior year. This change was primarily the result of a weaker product mix during the fourth quarter, along with an increase in markdown expense associated with weak sales and higher returns. Distribution and administrative expenses were 17.9 percent for the fourth quarter of fiscal 2003, compared with 12.8 percent for the same period in the prior year. This increase can be attributed primarily to costs associated with our system implementation, which include freight and labor at our distribution centers, depreciation expense and information systems consulting costs.


STRONG BALANCE SHEET

As of March 31, 2003, total assets increased to $445.6 million, up 10.6 percent compared with total assets of $402.9 million last year. The Company had cash and short-term investments of $14.6 million on March 31, 2003. As of March 31, 2003 the Company had borrowed $45.0 million under an existing credit line, which has been paid down to $22.0 million at May 22, 2003. Inventory levels increased to $172.6 million for the fiscal year ended March 31, 2003, compared with $123.9 million a year ago. Inventory increased as a result of the ramp-up of the Border's Superstores business, a $15.0 million increase in inventory in-transit to our facilities, higher returns associated with a weak retail sales environment and increases to international inventory to support expanding sales levels.

POSITIVE OUTLOOK FOR FISCAL 2004

"In the coming year, we intend to continue to execute our strategic plan by focusing our efforts on maintaining a leading position in the membership warehouse clubs, expanding the contract distribution business of Publishers Group West, cultivating niche publishing activities and by completing our system implementations," commented Charles C. Tillinghast, AMS chairman.

"Based on existing conditions, the Company continues to estimate earnings per fully diluted share in the range of $0.90 to $1.05 for the full fiscal year 2004, ending March 31, 2004. A gradual decrease of certain cost areas throughout fiscal year 2004 will have the disproportional effect of weighting year-over-year profit growth to the second half of fiscal year 2004," Tillinghast added.


CONFERENCE CALL

Advanced Marketing Services' management will host a conference call to discuss the operating results for the fourth quarter and fiscal year ended March 31, 2003, at 11:30 a.m. (Eastern Daylight Time) on May 22, 2003. All shareholders and other interested persons are encouraged to participate. The conference call may be accessed by dialing 973-321-1030 ("listen only" mode) just prior to the scheduled start time. A replay of the call will be available within two hours following the conference call, through midnight May 27, 2003, by dialing 973-341-3080 (Pin Number: 3712204). The conference call may also be accessed on a "live" or replay basis through the Advanced Marketing Services' Web site, www.advmkt.com.


ABOUT ADVANCED MARKETING SERVICES, INC.

Headquartered in San Diego, Calif., Advanced Marketing Services (AMS) is a leading global provider of customized wholesaling, distribution and custom publishing services to the book industry. The Company provides a full range of value-added services that provide AMS customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. AMS' proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to efficiently and effectively manage global book distribution systems for the

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benefit of its  warehouse  clubs and book  store  customers.  AMS has  extensive operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,700 people worldwide.

Recent press releases on Advanced Marketing Services, Inc. are available on both the Company's Website, www.advmkt.com, and on PR Newswire, www.prnewswire.com.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CERTAIN IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS INCLUDING FACTORS DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FOR FURTHER INFORMATION:
                                                  MEDIA CONTACTS:
INVESTOR RELATIONS:                               The McQuerter Group
Chuck Williams                                    Greg McQuerter or Tina Wilmott
Director of Investor Relations                    (858) 450-0030 x140
Advanced Marketing Services, Inc.                 twilmott@mcquerter.com
(858) 450-3545
chuckw@advmkt.com


                                      ADVANCED MARKETING SERVICES, INC.

                                        COMPARATIVE FINANCIAL RESULTS
                          (Unaudited - amounts in thousands, except per share data)

                                                        Three Months Ended           Fiscal Year Ended
CONDENSED STATEMENTS OF OPERATIONS                     Mar. 31,      Mar. 31,       Mar. 31,     Mar. 31,
----------------------------------                       2003          2002           2003         2002
                                                    ------------- ------------- ------------- -------------
NET SALES                                           $  205,732    $  177,842     $  911,625   $  756,122
  Cost of Goods Sold                                   176,115       149,391        764,794      637,342
                                                    ------------- ------------- ------------- -------------
    GROSS PROFIT                                        29,617        28,451        146,831      118,780
  Distribution and Administrative Expenses              36,879        22,849        129,294       81,276
                                                    ------------- ------------- ------------- -------------
    INCOME/(LOSS) FROM OPERATIONS                       (7,262)        5,602         17,537       37,504
  Other Income/(Loss), Net                                 (72)         (607)           796          520
                                                    ------------- ------------- ------------- -------------
    INCOME TAX PROVISION/(BENEFIT)                      (7,334)        4,995         18,333       38,024
  Income Tax Provision/(Benefit)                        (2,917)        1,962          7,158       14,926
                                                    ------------- ------------- ------------- -------------
    NET INCOME/(LOSS)                               $   (4,417)   $    3,033     $   11,175   $   23,098
                                                    ============= ============= ============= =============

    NET INCOME/(LOSS) PER SHARE (diluted)           $    (0.23)   $     0.15     $     0.57   $     1.16
                                                    ============= ============= ============= =============

    SHARES USED IN CALCULATION                          19,053        20,159         19,738       19,935

CONDENSED BALANCE SHEETS                               Mar. 31,      Mar. 31,
------------------------                                 2003          2002
                                                    ------------- -------------
ASSETS
  Cash and Short-term Investments                   $   14,642    $   23,125
  Accounts Receivable, Net                             158,259       162,678
  Inventories                                          172,564       123,904

  Income Taxes Receivable                                2,385             -
  Other Current Assets                                   9,006        10,681
                                                    ------------- -------------
   Total Current Assets                                356,856       320,388

  Property and Equipment, Net                           32,886        30,983
  Goodwill and Other Assets                             55,818        51,481
                                                    ------------- -------------
      TOTAL ASSETS                                  $  445,560    $  402,852
                                                    ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Line of Credit                                    $   45,000    $   25,000
  Accounts Payable                                     238,701       223,960
  Accrued Liabilities                                   19,988        20,046

  Income Taxes Payable                                       -         1,522
  Stockholders' Equity                                 141,871       132,324
                                                    ------------- -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $  445,560    $  402,852
                                                    ============= =============